EXHIBIT 99

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Financial Results

•	Revenues of $27.1 million – an increase of 14% from Q4, 2003 and 27% from Q3, 2004

•	Product revenues of $10.9 million – an increase of 29% from Q4, 2003 and 68% from Q3, 2004

•	Net income of $.04 per share – versus a $0.00 net income per share in Q4, 2003 and a $0.01 net income per share in Q3, 2004

•	Net income of $.02 per share for 2004 – an increase of $0.58 per share from 2003

DALLAS – January 26, 2004 – Entrust, Inc. [Nasdaq: ENTU], a world-leading provider of Identity and Access Management solutions, today announced financial results for its fiscal quarter ended December 31, 2004.

Revenue for the fourth quarter increased to $27.1 million, an increase of 27% from $21.3 million in Q3, 2004 and 14% from $23.7 million in Q4, 2003. Revenue for the full year ending December 31, 2004 was $91.0 million, an increase of 3% from $87.9 million in 2003. Revenue in the fourth quarter was driven by increased product revenue, which accounted for 40% of total revenue in the quarter, with the balance generated from services and maintenance.

Entrust recorded a Q4, 2004 net income of $2.6 million, or $0.04 per share, compared to a Q3, 2004 net income of $.5 million, or $0.01 per share, and a Q4, 2003 net income of $60 thousand, or $0.00 per share. This equates to a $0.02 per share net income for the entire year ending December 31, 2004, which is a $0.58 per share, or $36.9 million, improvement over the year ending December 31, 2003.

“I am extremely pleased with the company’s overall financial, operational and product accomplishments in 2004. We grew revenue, increased profitability by $36.9 million, and generated over $10 million in operating cash flow,” said Bill Conner, Entrust chairman, president and chief executive officer. “Entrust enters 2005 with a new product portfolio that positions us to drive product revenue faster than the market growth rate of 16 to 17 percent, while growing earnings even faster.”

Business and Financial Metrics:

Fourth Quarter, 2004

•	Revenues of $27.1 million consisted of 40% product ($10.9 million) and 60% services and maintenance ($16.2 million). Product revenue increased 29% from Q4, 2003, and 68% from Q3, 2004. In the quarter, Entrust achieved its first three sales of IdentityGuard, and its second sale of Compliance Server.

•	Extended Enterprise accounted for 76% and Extended Government accounted for 24% of the product revenue in the quarter. The finance vertical accounted for 22% of fourth quarter product revenue.

•	The top five product transactions accounted for 21% of Q4, 2004 revenues. There were three product deals over $1 million. The average purchase size this quarter was $127,000, up from $93,000 in Q3, 2004 and up from $121,000 in Q4, 2003. Total transactions in Q4, 2004 reached 75, which is up from 56 in Q3, 2004, and up from 62 in Q4, 2003.

(more)

•	Entrust Secure Identity Management Solutions accounted for 70% of product revenue, which is an increase of 105% from Q3, 2004 and an increase of 45% from Q4, 2003.

•	Entrust Secure Messaging Solutions accounted for 22% of product revenue, which is an increase of 27% from Q3, 2004 and an increase of 43% from Q4, 2003.

•	Entrust Secure Data Solutions accounted for 8% of product revenue, which is roughly flat from Q3, 2004 and a decrease of 44% from Q4, 2003.

•	Entrust Certificate Services revenues increased 15% over Q3, 2004 and 57% over Q4, 2003. This is Entrust Certificate Services 9th consecutive quarterly increase in revenue and first quarter over $1.0 million.

•	Services and maintenance revenues comprised $16.2 million of total revenue. Services revenues were driven by Entrust Cygnacom, U.S. professional services, and China. There was one service deal over $1 million.

•	Deferred revenue was $23.0 million, which is a year-over-year increase of approximately 38%.

Year-end, 2004

•	Total revenues for 2004 of $91.0 million, increased 4% from 2003. Product revenue from extended enterprise increased by 24% from 2003.

•	Net income for 2004 increased by $36.9 million to $1.1 million, or $0.02 per share. Net income for 2004 was driven by the increase in revenue of $3.1 million, cost reductions totaling $31.4 million, and a net improvement in other income/expense of $2.7 million, offset by an increase in income taxes of $250 thousand.

•	Entrust generated positive cash flows from operations of $10.0 million in 2004.

“The fourth quarter represented the highest quarterly net income from operations in the company’s history,” said David Wagner, Entrust chief financial officer. “I am pleased by our ability to grow our run rate business and improve deal flow in the second half of 2004, while also increasing our deferred revenue by 38 percent over last year and achieving a company record low, days sales outstanding of 54 days. Based on these financial and operational successes, we look for product revenue and earnings growth ahead of the market rate of 16 to 17 percent in 2005.”

Financial Outlook:

Revenues for the first half of 2005 are expected to be in the range of $46.0 million to $49.0 million. For the first half of 2005, Entrust is currently targeting a pro forma (non-GAAP) net income per share in a range of $0.02 to $0.04. The non-GAAP earnings per share guidance excludes a total of approximately $390 thousand of purchased intangibles amortization in cost of goods sold and approximately $80 thousand of amortization of intangible assets in operating expenses. On a GAAP basis the Company expects earnings to be in the range of a $0.02 to $0.03 per share.

Technology and Industry Highlights:

•	Entrust announced that it closed its joint venture, Asia Digital Media, on Friday, December 17th. The Hong Kong based company will deliver secure technology solutions enabling digital TV satellite broadcasting, including HDTV, high-speed Internet and on-line transactions on a common network platform to the Chinese market. As part of the formation of the joint venture Entrust received a minimum order of $12.0 million which will be received over the next three years. The company has invested a total of $3.5 million of cash and $1.3 million of in-kind contributions in the joint venture for a total direct and indirect ownership of 25.2%. In connection with this investment, Entrust recognized approximately $1M of services revenue and $50,000 of product revenues, net of inter-company profit, in the 4th quarter.

•	Entrust announced Entrust IdentityGuard, a new strong authentication product designed to reduce the impact of identity theft and phishing that has damaged confidence in on-line transactions. Entrust IdentityGuard provides an affordable, easy-to-implement and deployable second factor of authentication solution that makes users less vulnerable to fraud, while helping organizations reduce the financial losses associated with identity theft.

•	Entrust has joined the Financial Services Technology Consortium (FSTC) in order to promote and advance the organization’s Counter-Phishing Project. FSTC is a consortium of leading North American-based financial institutions, technology vendors, independent research organizations, and government agencies focused on driving forward interoperable, open-standard technologies that provide critical infrastructures for the financial services industry.

•	Entrust and business integration leader Sterling Commerce announced a strategic partnership to offer enterprises of all sizes a highly secure platform for Multi-Enterprise Collaboration. The partnership will provide Sterling Commerce customers in retail, financial services and manufacturing with a plug-and-play solution for secure commerce supporting the most stringent business requirements and regulatory mandates.

•	Entrust announced that the foundation of the Entrust Authority™ product portfolio, Entrust Authority™ Security Manager 7.0, has achieved Common Criteria EAL 4+ certification. The evaluation certification is recognized globally by many national governments including United States, Canada, United Kingdom, Germany, France, Italy, Netherlands, Israel, Spain, Japan, Australia and New Zealand.

•	Entrusted announced the availability of the strong security of the Entrust TruePass™ system for IBM WebSphere*. The Entrust TruePass 7.0 system, a key component of the Entrust® Secure Identity Management Solution, provides easy to deploy strong authentication, digital signatures and encryption for IBM WebSphere Application Server 5.0 and WebSphere Portal Server 5.0.

Entrust will host a live teleconference and Webcast on Wednesday, January 26, 2005 at 8:30 a.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner discussing Entrust’s fiscal fourth quarter, fiscal year-end 2004 results and first-half guidance for 2005. The conference call audio will be available live via dial-in at 1-800-814-4857 and via the Internet at http://webevents.broadcast.com/cnw/entrust20050126. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:30 a.m. (Eastern), Wednesday, January 26, 2005 through Wednesday, February 2, 2005 at 11:59 p.m. (Eastern). The North American replay number is 1-877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21107765#.

Use of Non-GAAP Financial Measures

Entrust is providing non-GAAP guidance for the first half of 2005 to supplement our guidance in accordance with GAAP. These non-GAAP results are provided to enhance the user’s overall understanding of our financial performance by providing investors with additional information about our recurring operations. The purchased intangibles amortization in cost of goods sold and amortization of intangible assets in operating expenses, stock option expenses and restructuring charges. The non-GAAP measures are included to provide investors and management with an alternative method for assessing Entrust’s operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This press release contains forward-looking statements relating to Entrust’s projected revenue, GAAP net income and pro forma net income for the first half of 2005. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world-leading provider of Identity and Access Management solutions. Entrust software enables enterprises and governments to extend their business reach to customers, partners and employees. Entrust’s solutions for secure identity management, secure messaging and secure data increase productivity and improve extended relationships by transforming the way transactions are done online. Over 1,250 organizations in more than 50 countries use Entrust’s proven software and services to turn business and security challenges into secure business opportunities. For more information, please visit: http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Doug McGinn
Investor Relations	Media Relations
972-713-5824	(202) 715-1558
david.rockvam@entrust.com	doug.mcginn@dittus.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	$10,911	$8,479	$29,295	$30,974
Services and maintenance	16,180	15,233	61,662	56,920

Total revenues	27,091	23,712	90,957	87,894

Cost of revenues:
Product	1,184	1,210	4,149	5,341
Services and maintenance	7,632	7,771	29,105	29,825
Amortization of purchased product rights	197	—	384	568

Total cost of revenues	9,013	8,981	33,638	35,734

Total gross profit	18,078	14,731	57,319	52,160

Operating expenses:
Sales and marketing	7,730	7,246	26,322	34,985
Research and development	4,406	4,384	17,266	22,566
General and administrative	2,776	3,070	12,569	13,143
Impairment of purchased product rights	—	—	—	1,134
Restructuring charges and adjustments	—	—	—	13,623

Total operating expenses	14,912	14,700	56,157	85,451

Income (loss) from operations	3,166	31	1,162	(33,291)

Other income (expense):
Interest income	377	271	1,281	1,680
Foreign exchange gain (loss)	(11)	(59)	429	(431)
Loss from equity investments	(438)	(153)	(1,111)	(603)
Write-down of long-term strategic investments	—	—	—	(2,780)

Total other income (expense)	(72)	59	599	(2,134)

Income (loss) before income taxes and minority interest	3,094	90	1,761	(35,425)

Minority interest in subsidiary	6	—	4	—

Income (loss) before income taxes	3,100	90	1,765	(35,425)

Provision for income taxes	481	30	687	441

Net income (loss)	$2,619	$60	$1,078	$(35,866)

Weighted average common shares used
Basic	62,492	63,551	62,976	63,588
Diluted	62,963	63,551	64,127	63,588

Net income (loss) per share
Basic	$0.04	$0.00	$0.02	$(0.56)
Diluted	$0.04	$0.00	$0.02	$(0.56)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Dec. 31, 2004	Dec. 31, 2003
	(unaudited)
ASSETS

Cash and marketable investments	$99,319	$104,668
Accounts receivable, net of allowance for doubtful accounts	16,203	18,771
Other current assets	3,832	3,980
Property and equipment, net	5,168	7,678
Purchased product rights and purchased non-contractual customer relationships, net	2,887	—
Goodwill, net	12,713	11,186
Long-term equity investments	4,028	660
Other long-term assets, net	1,733	1,809

Total assets	$145,883	$148,752

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$15,394	$15,811
Accrued restructuring charges	30,090	35,426
Deferred revenue	22,975	16,615
Long-term liabilities	1,426	228

Total liabilities	69,885	68,080

Shareholders’ equity	75,998	80,672

Total liabilities and shareholders’ equity	$145,883	$148,752

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